EXHIBIT 99.1

Neurobiological Technologies Announces FDA Agreement to Consolidate
Viprinex Phase 3 Trials Accelerating Time to Pivotal Data

—Company Plans to Announce Interim Results in January 2009
and Final Trial Data in mid-2009—

EMERYVILLE, Calif., October 13, 2008 – Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced that following a meeting with the U.S. Food and Drug Administration to discuss the Viprinex™ (ancrod) Phase 3 clinical program for acute ischemic stroke, the company plans to consolidate and analyze data from its two concurrently running double-blind clinical trials into a single Phase 3 pivotal trial. This new plan will accelerate the timing of the trial’s efficacy and safety data to mid-2009. The previously announced interim analysis based on the first 500 treated patients is estimated to be completed by January 2009.

When a total of 650 treated patients has been accrued in the two trials, which is expected to occur in the first quarter of 2009, enrollment will be closed and the data will be merged into one blinded dataset. Since the two concurrent Phase 3 studies employ the same protocol and patient entry criteria, the validity of the single merged study remains the same as initially designed for the two individual studies.

“This is game-changing for us, our shareholders and patients,” said Paul E. Freiman, president and chief executive officer. “This new plan allows us to obtain data much sooner to guide future clinical and business decisions. If results are positive, we will be able to move the program forward with much more information and a higher level of confidence. If the study fails, we will be able to curtail spending on the program at a much earlier point in time, saving precious financial resources.”

The interim analysis will be conducted by an independent Data Safety Monitoring Board (DSMB) that will examine futility as well as safety. This constitutes a “go, no-go” decision point for the Viprinex clinical program. Passing the futility analysis would indicate that the drug has met predetermined interim efficacy criteria.

Because full enrollment of the consolidated trial is expected to be completed in the first quarter of 2009, NTI will not perform a superiority analysis during the interim review, in order to avoid taking a significant statistical penalty at the conclusion of the trial. Performing the interim futility analysis as planned does not carry any statistical penalty.

“We are very excited that after more than four years of hard work on our stroke program, we are rapidly approaching these two major milestones”, stated Warren W. Wasiewski, M.D., vice president and chief medical officer. “Along with the rest of the stroke-care community, which has few treatment options at its disposal, I look forward with great enthusiasm to both the DSMB recommendation and the results of trial’s final analysis.”

Conference Call Details
NTI will hold a conference call to discuss this development later today at 1:00 p.m. (ET), 10:00 a.m. PT. The dial-in number is 877-440-5803 in the U.S. & Canada and 719-325-4942 elsewhere in the world. A telephonic replay will be available from 1:00 p.m. ET on October 13, 2008 to midnight ET on October 20, 2008. The replay number is 888-203-1112 in the U.S and Canada and 719-457-0820 elsewhere. The pass code is 9164451 for the conference calls.

About the Current Viprinex Stroke Trials
The ongoing Phase 3 clinical studies are designed to assess the efficacy and safety of Viprinex for the treatment of acute ischemic stroke when initiated within six hours of stroke onset. The studies are randomized, double-blind, placebo-controlled trials. Approximately 145 clinical sites are open to enroll patients into the trials in 14 countries.

About Neurobiological Technologies, Inc.
Neurobiological Technologies, Inc., (Nasdaq: NTII) is a biopharmaceutical company focused on developing novel, first-in-class agents for central nervous system conditions and other serious unmet medical needs. The Company’s most advanced product candidate, Viprinex™ (ancrod), is in Phase 3 clinical testing as a novel investigational drug for the treatment of acute ischemic stroke. Viprinex has multiple mechanisms of action and is specifically designed to extend the time period that patients can be treated after the onset of a stroke. NTI also has early-stage development programs for Alzheimer’s and Huntington’s diseases, rights to receive payments on an approved drug for Alzheimer’s disease and an investigational drug in Phase 3 trials for brain swelling.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including uncertainties regarding the development of Viprinex for acute ischemic stroke, delays or other problems with our clinical trials, including the inability to enroll patients at anticipated rates, the outcome of the interim analysis, the time and costs for obtaining approval for Viprinex, and levels of future expenditures and capital resources needed to fund operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, as updated periodically in Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release and we undertake no obligation to update these forward-looking statements.